Exhibit 99.1

Company Contact:	Joe Scirocco Chief Financial Officer Quiksilver, Inc. (714) 889-2200

Investor Relations:	Chad A. Jacobs, Joe Teklits Integrated Corporate Relations (203) 682-8200
— Quiksilver, Inc. Closes on Sale of Roger Cleveland Golf Company, Inc. —
— Transaction Value of $132.5M —
— Net Proceeds of approximately $105 million used to Repay Indebtedness —
Huntington Beach, California, December 11, 2007—Quiksilver, Inc. (NYSE: ZQK) today announced that it has closed the sale of Roger Cleveland Golf Company, Inc. to SRI Sports Limited. The transaction resulted from Quiksilver’s initiative, first announced in June 2007, to reduce its exposure to hardgoods manufacturing. The sale, which was effective as of December 10, 2007, carried a transaction value of $132.5 million, with net proceeds to Quiksilver, Inc. of approximately $105 million. Proceeds from the sale will be used to reduce indebtedness.
Quiksilver, Inc. was advised by JPMorgan.
About Quiksilver:
Quiksilver, Inc. (NYSE:ZQK) is the world’s leading outdoor sports lifestyle company, which designs, produces and distributes a diversified mix of branded apparel, wintersports equipment, footwear, accessories and related products. The Company’s apparel and footwear brands represent a casual lifestyle for young-minded people that connect with its boardriding culture and heritage, while its wintersports brands symbolize a long standing commitment to technical expertise and competitive success on the mountains.
The reputation of Quiksilver Inc.’s brands is based on different outdoor sports. The Company’s Quiksilver, Roxy, DC and Hawk brands are synonymous with the heritage and culture of surfing, skateboarding and snowboarding, and its beach and water oriented swimwear brands include Raisins, Radio Fiji and Leilani. The Rossignol, Dynastar, Lange, and Look brands are leaders in the alpine ski market, and the Company makes snowboarding equipment under its Rossignol, Dynastar, DC, Roxy, Lib Technologies, Gnu and Bent Metal labels.
The Company’s products are sold in over 90 countries in a wide range of distribution, including surf shops, ski shops, skateboard shops, snowboard shops, its proprietary Boardriders Club shops, other specialty stores and select department stores. Quiksilver’s corporate and Americas’ headquarters are in Huntington Beach, California, while its European headquarters are in St. Jean de Luz and St. Jean de Moirans, France, and its Asia/Pacific headquarters are in Torquay, Australia.

Quiksilver, Inc. Announces Closing of Sale of Cleveland Golf
December 11, 2007

Forward looking statements:
This press release contains forward-looking statements including but not limited to statements regarding the Company’s financial forecast and other future activities. These forward-looking statements are subject to risks and uncertainties, and actual results may differ materially. Please refer to Quiksilver’s SEC filings for more information on the risk factors that could cause actual results to differ materially from expectations, specifically the sections titled “Risk Factors” and “Forward-Looking Statements” in Quiksilver’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.
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NOTE: For further information about Quiksilver, Inc., you are invited to take a look at our world at www.quiksilver.com,
www.roxy.com, www.dcshoecousa.com, www.quiksilveredition.com, www.hawkclothing.com,
www.rossignol.com, www.dynastar.com, and www.fidragolf.com.